Exhibit 99.1

BigCommerce Merchants Achieve Record Holiday Ecommerce Sales and

Outperform Industry Trends

2021 Cyber Week Trends Report finds ecommerce sales continue to grow for BigCommerce merchants, social commerce reigns and alternative payments grew, as the BigCommerce platform marked zero downtime during Cyber Week for the eighth consecutive year

AUSTIN, Texas – December 2, 2021 – BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established brands, today reported that its merchants experienced another year of record sales volumes that materially outperformed the first-ever decline in aggregate US retail ecommerce sales during Cyber Week. Despite the slowdown, BigCommerce merchants continued to grow at double-digit rates, bucking the trend with an increase of year-over-year gross merchandise volume (GMV) of 15%. In the last two years, BigCommerce merchants’ Cyber Week sales have increased +103%.

“After the explosive growth of ecommerce in 2020, we were delighted to see BigCommerce merchants set new holiday sales records in 2021. Their above-industry sales results benefit from the performance and scalability of the BigCommerce platform, which achieved 100% Cyber Week uptime for the eighth-straight year,” said Brent Bellm, chief executive officer at BigCommerce. “We aspire to give BigCommerce merchants the competitive advantage they need to outperform their competition and thrive in the new era of ecommerce.”

BigCommerce merchants saw an increase in online sales in October, with the week of October 17–23 showing the largest spike in sales growth across the holiday season to date, and continued to shine with a positive growth in Cyber Week GMV YoY. Cyber Week saw impressive growth across the board for all key metrics: gross merchandise volume (GMV), orders and average order value (AOV).

While Cyber Monday sales dropped 1.4% for the larger ecommerce industry, BigCommerce merchants still came out on top. Cyber Monday claimed the number one spot in GMV across the peak cyber days for BigCommerce merchants, while Black Friday claimed the most orders.

GMV growth for BigCommerce merchants continued at the same pace seen in recent quarters, even as supply chain barriers and other disruptions continued. All regions saw continued GMV growth compared to Cyber Week 2020, with Asia-Pacific (APAC) leading the way. APAC made significant strides during Cyber Week with the largest regional growth in GMV (+40% YoY) and orders (+42% YoY).

Other notable Cyber Week insights:

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BigCommerce saw a 100% Cyber Week performance uptime, marking the eighth consecutive year of zero reported site downtime during the peak holiday period. Top buy now, pay later solutions grew 39% YoY in GMV during Cyber Week.

•	Mobile orders gained even more momentum this year — accounting for 42% of all Cyber Week orders.

•

Social commerce channels saw an explosive 98% growth in GMV YoY with Facebook holding the largest percentage during Cyber Week. Facebook remains king on the social commerce scene with the largest percentage of Cyber Week social commerce sales.

As evidenced by the 2021 holiday shopping season to date — it’s clear that ecommerce growth is continuing its upward trend. With U.S. ecommerce sales expected to reach $1 trillion in 2022, retailers should continue investing in online in order to meet customers where they are.

“We are thrilled to see that BigCommerce merchants experienced yet another year of positive growth in Cyber Week sales, despite the slight drop industry-wide,” stated Meghan Stabler, vice president of global product marketing at BigCommerce. “Merchants were faced with obstacles from supply chain gridlocks and shipping surcharges to the reopening of physical retail, and showed outstanding resilience in what has been the largest ecommerce holiday season to date. If this year’s holiday season is any indication, BigCommerce continues to play a leading role in the holiday shopping season at large.”

To learn more, the full 2021 Cyber Week Trends Report is available on the BigCommerce Blog at https://www.bigcommerce.com/blog/cyber-week/.

Methodology

BigCommerce’s holiday shopping data is based on a comparison of total platform sales that occurred between October 1–November 30, 2020 and October 1–November 30, 2021, while Cyber Week data is based on a comparison between November 26–30, 2020 and November 25–29, 2021. It represents information from thousands of small, mid-sized and enterprise global retailers selling on the BigCommerce platform.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their businesses online. As a leading open SaaS solution, BigCommerce provides merchants sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2B and B2C companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Sony and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact:

Dana Marruffo

dana.marruffo@bigcommerce.com